SCHEDULE 14A

                          SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(A)
                   OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Section 240.14a-12


                        WILLAMETTE INDUSTRIES, INC.

                          -----------------------

              (Name of Registrant as Specified in its Charter)
                          -----------------------

                            WEYERHAEUSER COMPANY

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    (4) Proposed maximum aggregate value of transactions:
    (5) Total fee paid:

----------
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as  provided  by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

EXPLANATORY NOTE

     Originally filed on November 13, 2000. Refiled for EDGAR indexing purposes only.

News Release

                                                [WEYERHAEUSER COMPANY LOGO]
For Immediate Release

             WEYERHAEUSER COMPANY ANNOUNCES PROPOSAL TO ACQUIRE
           WILLAMETTE INDUSTRIES, INC. FOR $48 PER SHARE IN CASH

FEDERAL WAY, Wash., November 13, 2000 - Weyerhaeuser Company (NYSE: WY) today confirmed that on Nov. 6 it sent a letter to Willamette Industries, Inc. (NYSE: WLL) proposing to acquire all of the outstanding common stock of Willamette for $48 per share in cash. On Nov. 10, Willamette informed Weyerhaeuser that the Willamette board had met on Nov. 9 and failed to act on Weyerhaeuser's proposal.

Based on Willamette's closing share price on Friday, Nov. 10, the Weyerhaeuser proposal represents a premium of approximately 38 percent. It is also a substantial premium of approximately 60 percent to Willamette's average share price for the past 60 days. In addition, Willamette has total debt of approximately $1.7 billion, making the total value of the transaction approximately $7.0 billion. The proposal is not subject to the receipt of financing, and Weyerhaeuser has received the financing commitments necessary to complete the transaction. The transaction is anticipated to be accretive to Weyerhaeuser's cash flow, earnings per share and shareholder value in the first year after close.

Attached are the full texts of the Nov. 6 letter from Steven R. Rogel, chairman, president and chief executive officer of Weyerhaeuser, to Duane
C. McDougall, Willamette's president and chief executive officer, and of the Nov. 12 letter from Rogel to William Swindells, chairman of Willamette:

          November 6, 2000

          Willamette Industries, Inc.
          1300 Southwest Fifth Avenue
          Portland, Oregon 97201

          Attention: Duane C. McDougall
          President & Chief Executive Officer

          Dear Duane:

          On behalf of Weyerhaeuser and its board of directors, I would like to emphasize our strong interest in pursuing the combination of Willamette and Weyerhaeuser. As I have reiterated since I first presented a combination proposal to you over two years ago, we believe that the union of our companies will result in the premier forest and paper products company and create immediate value for Willamette shareholders. I am disappointed you decided not to meet and discuss this proposal. I would have preferred to review it with you in person.

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          We propose a transaction in which Willamette shareholders will receive $48 per share in cash for 100% of the outstanding Willamette shares. Based on the average Willamette closing share price during the last 60 days, this price represents a substantial premium of approximately 63%. Our proposal is not subject to the receipt of financing. Given our belief that the premium provides Willamette shareholders with value well beyond what could be achieved by Willamette alone, now or later, I am confident that your shareholders will enthusiastically support our proposal. We have many shareholders in common, and, in fact, the one name they consistently confirm as the ideal partner for Weyerhaeuser is Willamette.

          Our industry's competitive landscape has experienced dramatic change as merger activity has sharply increased among the largest companies. We have not stood by during this process, and both MacMillan Bloedel and TJ International are now well integrated and making very positive contributions to our business.

          A combination of Willamette and Weyerhaeuser will result in a company with high quality management and assets focused in complementary products. Both companies are proud of their reputation within the industry for the stewardship of timberlands, and our timber positions in the Pacific Northwest and Southeast will yield significant benefits in timber management. The combined company will have excellent market breadth and depth in fine papers, containerboard and wood products. Equally important, the proposed combination will result in a more balanced business mix than either company currently has on its own, leading to increased financial strength throughout the business cycle.

          In addition to the compelling strategic fit of the assets and product lines of Willamette and Weyerhaeuser, the combination also will result in the ability to share best practices and to reduce costs and capital spending. We believe that savings can be achieved through increased operating efficiencies in each line of business as well as from opportunities derived from operating as a single publicly traded company. From publicly available information we have identified approximately $300 million in annual cost savings.

          The transaction also will result in the joining of well-regarded managerial talent and will afford the opportunity to combine our skills. I have great respect for Willamette and am confident that we will be able to integrate the two companies to build a stronger, more efficient company. Additionally, employees of both companies will benefit from the greater resources and opportunities that come from being part of a larger corporation.

          Weyerhaeuser has always been committed to corporate citizenship. We expect the combined company will continue these practices and ensure that it is an active member of all communities in which it operates. Both companies have a significant presence in Oregon. The combined entity will only serve to strengthen ties to this state.

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                                    -3-
          As I have previously communicated, the Weyerhaeuser Board unanimously supports the combination of our companies. A transaction can be completed quickly and we will make all resources available to accomplish this goal. We are confident that our proposal does not raise any anti-trust issues. We know that your shareholders will recognize that our proposal offers substantially greater value than can be achieved by Willamette alone, and we and our advisors are prepared to meet with you to negotiate a definitive agreement with respect to our proposal.

          Sincerely,
          /s/
          Steven R. Rogel
          Chairman, President
          and Chief Executive Officer

          CC:      Willamette Board of Directors



          November 12, 2000

          Willamette Industries, Inc.
          1300 Southwest Fifth Avenue
          Portland, Oregon 97201

          Attention: William Swindells
          Chairman

          Dear Bill:

          I have reflected on our discussion of Friday night and I am disappointed by your response.

          We delivered a written proposal to you Monday, November 6. Given the history of our discussions and, in particular, our conversations this past August, we are astounded that your Board met this past Thursday and failed to act on our proposal.

          You leave us no alternative but to consider your response a rejection. We are forced to assume that we must consider other alternatives to consummate a transaction.

          Sincerely,
          /s/
          Steven R. Rogel
          Chairman, President
          and Chief Executive Officer

Morgan Stanley Dean Witter & Co. is serving as financial advisor to Weyerhaeuser and Cravath, Swaine & Moore is serving as legal counsel.

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                                    -4-
Weyerhaeuser Company, one of the world's largest integrated forest products companies, was incorporated in 1900. In 1999, sales were $12.3 billion. It has offices or operations in 13 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser's businesses, products and practices is available at www.weyerhaeuser.com.

FORWARD-LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts; market demand for the company's products, which may be tied to the relative strength of various US business segments; performance of the company's manufacturing operations; the types of logs harvested in the company's logging operations; the level of competition from foreign producers; the effect of forestry, land use, environmental and other governmental regulations; and the risk of losses from fires, floods and other natural disasters. The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the US dollar and the Euro, and restrictions on international trade. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.

IMPORTANT INFORMATION

The information concerning Willamette contained in this news release has been taken from, or is based upon, publicly available information. Although Weyerhaeuser does not have any information that would indicate that any information contained in this news release that has been taken from such documents is inaccurate or incomplete, Weyerhaeuser does not take any responsibility for the accuracy or completeness of such information. To date, Weyerhaeuser has not had access to the books and records of Willamette.

Investors and security holders are urged to read the disclosure documents regarding the proposed business combination transaction referenced in the foregoing information, when they become available, because they will contain important information. The disclosure documents will be filed with the Commission by Weyerhaeuser. Investors and security holders may obtain a free copy of the disclosure documents (when they are available) and other documents filed by Weyerhaeuser with the Commission at the Commission's website at www.sec.gov. The disclosure documents and these other documents may also be obtained for free from Weyerhaeuser by directing a request to Kathryn McAuley at (253) 924-2058.

Detailed information regarding the names of the directors and executive officers of Weyerhaeuser and their interests in the proposed transaction is available in a filing made by Weyerhaeuser with the Commission pursuant to Rule 14a-12 on November 13, 2000.

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                                   - 5 -
Public Teleconference:
Weyerhaeuser will hold a conference call on November 13 at 10 a.m. EST (7 a.m. PST) to discuss the proposal for Willamette. To access the conference call, listeners calling from within North America should dial 888-489-9488 at least 10 minutes prior to the start of the conference. Those wishing to access the call from outside North America should dial 212-231-6020.

The teleconference will also be audiocast at: http://www.weyerhaeuser.com (Real Network's Real Player is required to access the audiocast. Real Player can be downloaded from www.real.com.)




Satellite Uplink for Weyerhaeuser B-Roll:

Monday, November 13, 2000                 Monday, November 13, 2000
9:00 a.m. - 9:30 a.m. (Eastern time)      1:00 p.m. - 1:30 p.m. (Eastern time)
GE 2 Transponder 18 C-Band                GE 2 Transponder 18 C-Band
Downlink Frequency 4060 Horizontal        Downlink Frequency 4060 Horizontal

If you have any technical questions or problems with the satellite feed for B-Roll, please call Brett Curran at (212) 627-5622.

Today's news release, along with other news about Weyerhaeuser, is available on the Internet at www.weyerhaeuser.com.


Weyerhaeuser contacts:

    Analysts                                              Media
    Kathryn McAuley      Joele Frank / Jeremy Zweig       Bruce Amundson
    Weyerhaeuser         Joele Frank, Wilkinson           Weyerhaeuser
    (253) 924-2058       Brimmer Katcher                  (253) 924-3047
                         (212) 355-4449

                     Information Regarding Participants
                     ----------------------------------

          Weyerhaeuser Company ("Weyerhaeuser") and certain other persons named below may be deemed to be participants in the solicitation of proxies in respect of the proposed business combination (the "Business Combination") of Weyerhaeuser and Willamette Industries, Inc. (the "Company"). The participants in the solicitation may include (i) the directors of Weyerhaeuser and (ii) the following executive officers of
Weyerhaeuser: William R. Corbin (Executive Vice President, Wood Products),
C. William Gaynor (Senior Vice President, Canada), Richard C. Gozon (Executive Vice President, Pulp, Paper and Packaging), Richard E. Hanson (Senior Vice President, Timberlands), Steven R. Hill (Senior Vice President, Human Resources), Mack L. Hogans (Senior Vice President, Corporate Affairs), Kenneth J. Stancato (Vice President and Controller), William C. Stivers (Executive Vice President and Chief Financial Officer) and George H. Weyerhaeuser, Jr. (Senior Vice President, Technology) .

          The interests of the foregoing individuals in the Business Combination consist of (i) their beneficial ownership of shares of the Company's common stock, par value $0.50 per share (the "Company Common Shares"); and (ii) their beneficial ownership of Weyerhaeuser's common shares, par value $1.25 per share (the "Weyerhaeuser Common Shares"), exchangeable shares of Weyerhaeuser Company Limited ("Exchangeable Shares") and options ("Weyerhaeuser Options") to purchase Weyerhaeuser Common Shares. Additional information with respect to these items is set forth below.

1.        Securities of the Company

          As of the date of this filing, Weyerhaeuser is the beneficial owner of 1,000 Company Common Shares. Steven R. Rogel, Chairman of the Board of Directors, President and Chief Executive Officer of Weyerhaeuser is the beneficial owner of 56,324 Company Common Shares.

2.        Securities of Weyerhaeuser

                                              Weyerhaeuser Common           Weyerhaeuser
                                                  Shares and                Common Share          Weyerhaeuser
Name and Title                              Exchangeable Shares(1)         Equivalents(2)          Options(3)

William R. Corbin (Executive                              4,048                 14,016                202,890
Vice President, Wood Products)

W. John Driscoll (Director)                           3,904,064                  2,088                     --

C. William Gaynor (Senior Vice                            5,593                     --                 32,819
President, Canada)

Richard C. Gozon (Executive                              30,251                 14,762                202,890
Vice President, Pulp, Paper and
Packaging)

Richard E. Hanson (Senior Vice                            4,755                 10,596                 72,668
President, Timberlands)

Richard F. Haskayne (Director)                            3,000                  1,008                  4,629

Robert J. Herbold (Director)                                200                  1,261                     --

Steven R. Hill (Senior Vice                               9,245                     --                106,580
President, Human Resources)

Mack L. Hogans (Senior Vice                               3,602                  4,143                 86,810
President, Corporate Affairs)

Martha R. Ingram (Director)                             263,048                 14,470                     --

John I. Kieckhefer (Director)                         4,481,928                 10,855                     --

Arnold G. Langbo (Director)                                 200                  1,064                     --

Donald F. Mazankowski                                       400                  3,234                     --
(Director)

Steven R. Rogel (Chairman of the                          1,056                 56,471                535,000
Board of Directors, President and
Chief Executive Officer)

William D. Ruckelshaus                                    1,600                  5,517                     --
(Director)

Richard H. Sinkfield (Director)                             500                  3,174                     --

Kenneth J. Stancato (Vice                                13,951                  8,463                 62,983
President and Controller)

William C. Stivers (Executive                            15,298                 11,871                124,600
Vice President and Chief
Financial Officer)

James N. Sullivan (Director)                              1,000                  2,774                     --

George H. Weyerhaeuser, Jr.                             173,511                     --                 92,460
(Senior Vice President,
Technology)

Clayton K. Yeutter (Director)                               500                  1,596                     --



(1) As of the date of this filing. Includes Weyerhaeuser Common Shares held in benefit plans, as of November 8, 2000.

(2) Common Share Equivalents held under the Fee Deferral Plan for Directors or under the Incentive Compensation Plan for Executive Officers, as of the date of this filing.

(3) Includes both vested and unvested options to acquire Weyerhaeuser Common Shares, as of November 8, 2000.